Exhibit 10.13

AMENDMENT NUMBER ONE TO THE

AMENDED AND RESTATED 2007 DIRECTOR PLAN

OF EXCO RESOURCES, INC.

This AMENDMENT NUMBER ONE TO THE AMENDED AND RESTATED 2007 DIRECTOR PLAN OF EXCO RESOURCES, INC. (this “Amendment”), dated as of November 19, 2009, is made and entered into by EXCO Resources, Inc., a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. (the “Plan”).

RECITALS

WHEREAS, Section 9(b) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time by a resolution adopted by two-thirds of the Board; and

WHEREAS, the Board desires to amend the Plan to (i) remove the automatic grants of Options to new Directors, and (ii) provide for automatic annual grants of Options to Nonemployee Directors to purchase 5,000 Shares.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5:

5. Automatic Grant of Options.

(a) Automatic Annual Grant of Options to Nonemployee Directors. Beginning on December 1, 2009, and annually thereafter on the third trading day following the release of the press release containing the Company’s third quarter earnings, on a nondiscriminatory basis, each Nonemployee Director shall automatically be granted an Option to purchase 5,000 Shares. The Option described in this subparagraph (b) shall vest in (4) equal amounts of 1,250 Shares with the first 1,250 Shares vesting upon grant and the remaining installments on each subsequent anniversary of the grant.

(b) Modification of Vesting. The foregoing notwithstanding, no Shares subject to a Director’s Option shall vest in any fiscal year in which the Director attends less than seventy-five percent (75%) of the Board meetings held for that fiscal year; failure to attend the requisite number of meetings during a given fiscal year shall result in a forfeiture of the Shares subject to the Option that were eligible to vest in that year. In the event a Director ceases to serve as such for any reason, the unvested Shares subject to the Option shall be forfeited, and the Option shall only be exercisable for the number of Shares that vested prior to the Director ceasing to serve as a Director. If a Director dies before exercising his or her Option pursuant to this Director Plan, such Option shall be transferred as administratively feasible after the Director’s death, to the Director’s beneficiary in accordance with Section 7.

(c) Benefits Not Exclusive. Options automatically granted to Directors pursuant to this Section 5 shall be in addition to the Director Fees or any other benefits with respect to the Director’s position with the Company or its Subsidiaries.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

Exhibit 10.13

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President, General Counsel and Secretary

3